As filed with the Securities and Exchange Commission on November 6, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

--------------------------------------------------
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------
MATRIX SERVICE COMPANY
(Exact name of registrant as specified in its charter)
--------------------------------------------------

Delaware	73-1352174
(State or other jurisdiction of	(I.R.S Employer Identification
incorporation or organization)	Number)

15 East 5th Street, Suite 1100
Tulsa, Oklahoma 74103
(Address of principal executive offices)
--------------------------------------------------
Matrix Service Company 2026 Employee Stock Purchase Plan
Matrix Service Company Deferred Compensation Plan for Non-Employee Directors
(Full title of plan)
--------------------------------------------------
John R. Hewitt
President and Chief Executive Officer
Matrix Service Company
15 East 5th Street, Suite 1100
Tulsa, Oklahoma 74103
(918) 838-8822
(Name, address and telephone number of agent for service)
--------------------------------------------------
WITH COPIES TO:
Justin L. Jackson
McAfee & Taft
Two Leadership Square, 8th Floor
211 North Robinson
Oklahoma City, OK 73102
--------------------------------------------------
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.(1)

Item 2. Registrant Information and Employee Plan Annual Information.(1)
_______________

(1)
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

a.Annual Report on Form 10-K for the year ended June 30, 2025;

b.Quarterly Report on Form 10-Q for the quarter ended September 30, 2025;

c.Current Report on Form 8-K filed by Registrant on November 4, 2025;

d.The description of Common Stock, contained on Exhibit 4.2 of the Registrant’s Form 10-K, as filed with the Commission on September 4, 2019, including any subsequent amendments or reports filed for the purposes of updating such description; and

e.All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Common Stock

The common stock, par value $0.01 per share (the “Common Stock”) of Matrix Service Company (the “Company”) are registered under Section 12 of the Exchange Act. Accordingly, in accordance with the instructions in Item 4 of Part II of Form S-8, no description of the Common Stock is provided hereunder.

Deferred Compensation Obligations

The Deferred Compensation Obligations being registered are general unsecured obligations of the Company, and of subsidiaries of Peoples, under the Matrix Service Company Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The Plan is a non-qualified deferred compensation plan which allows a participating non-employee director of the Company to defer all or part of his or her compensation received for services provided as a director of the Company (such deferrals are also referred to as “Deferred Compensation Obligations”). Participants can defer cash compensation as well as equity compensation under the Plan.

The Company maintains a separate account for each non-employee director participating in the Plan (a “Participant”). Participants are permitted to select between two deemed investment alternatives for the Deferred Compensation Obligations: (i) and interest investment alternative and (ii) a stock unit alternative. A Participant that selects the interest alternative earns interest on their account balance at the prime rate of interest as designated by the Compensation Committee of the Board of Directors periodically. Interest is credited to the account quarterly. A Participant that selects the stock unit alternative is credited with the number of stock units determined by dividing the amount of deferred compensation by the closing price of the Company’s Common Stock on the date such compensation is deferred. Each stock unit is a bookkeeping entry equal to one share of Common Stock. Dividends are not paid on such stock units. Equity compensation deferred under the Plan is automatically deferred into the stock unit alternative.

Investment elections must be specified at the time of the deferral election is made and cannot be changed until deferral elections are due for the next plan year. The only right a Participant in the Plan has with respect to his or her account is to receive distributions upon termination of service as a director. Distributions in respect of the Deferred Compensation Obligations are made in a lump sum within 60 days of the Participant’s termination of service. Distributions of a Participant’s account held in stock units will be made in shares of Common Stock. Distribution of a Participant’s account balance subject to the interest alternative shall be made in cash.

The foregoing description of the Plan and the Deferred Compensation Obligations registered pursuant to this Registration Statement is qualified in its entirety by reference to the full text of the Plan, which is incorporated by reference in Exhibit 4.3 to this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants the Registrant the authority to indemnify each of its directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding, (whether civil, criminal or otherwise) by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant or by reason of the fact that such director or officer, at the Registrant’s request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, provided that in the case of an action, suit or proceeding against a director or officer that is brought by the Registrant or in the Registrant’s right, it may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Registrant unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to the Registrant but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from the Registrant for such expenses in an amount deemed proper by such court.

Section 145 of the DGCL also authorizes the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by the Registrant.

Pursuant to the authority granted the Registrant by Section 145 of the DGCL, the Registrant has provided in its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by Section 145 of the DGCL as from time to time in effect. The Registrant provided in its Amended and Restated Bylaws for the advancement of expenses of directors and officers, including attorneys’ fees, incurred by such persons in defending any proceeding in advance of its final disposition upon a receipt of a written agreement of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision that such person is not entitled to indemnification for such expenses. The directors of the Registrant have entered into specific agreements which provide for indemnification of such directors by the Registrant under certain circumstances; and the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against certain liabilities, including certain liabilities arising under the Securities Act of 1933 that might be incurred by them in such capacities.

As permitted by Section 102 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that each of the Registrant’s directors and officers shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) a for any breach of the director's or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for liability of an officer in any action by or in the right of the Registrant. This provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation of Matrix Service Company (incorporated by reference from Exhibit 3.1 to Form 8-K filed December 7, 2022).

4.2*	Amended and Restated Bylaws, effective as of February 4, 2025 (incorporated by reference from Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed February 6, 2025

4.3*	Matrix Service Company Deferred Compensation Plan for Non-Employee Directors (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed November 6, 2025)

5.1	Opinion of McAfee & Taft A Professional Corporation.

23.1	Opinion of McAfee & Taft A Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

107	Calculation of Filing Fee Tables.
_______________
* Incorporated by reference.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 6, 2025.

MATRIX SERVICE COMPANY

By: /s/ Kevin S. Cavanah
Kevin S. Cavanah
Vice President Finance, Chief Financial
Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Cavanah as his or her true and lawful attorney-in-fact and agent, with full power off substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John R. Hewitt	President and Chief Executive Officer	November 6, 2025
John R. Hewitt	(Principal Executive Officer), and Director

/s/ Kevin S. Cavanah	Vice President Finance and Chief Financial Officer	November 6, 2025
Kevin S. Cavanah	(Principal Accounting and Principal Financial Officer)

/s/ John D. Chandler	Chairman of the Board of Directors	November 6, 2025
John D. Chandler

/s/ Jose L. Bustamante	Director	November 6, 2025
Jose L. Bustamante

/s/ Martha Z. Carnes	Director	November 6, 2025
Martha Z. Carnes

/s/ Carlin G. Conner	Director	November 6, 2025
Carlin G. Conner

/s/ Liane K. Hinrichs	Director	November 6, 2025
Liane K. Hinrichs

/s/ James H. Miller	Director	November 6, 2025
James H. Miller

S-1